Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland Sewell & Associates, Inc. hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 and S-8 of National Fuel Gas Company to be filed on or about March 19, 2015, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 20, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 19, 2015